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                                                                    EXHIBIT 5.1




                         [LATHAM & WATKINS LETTERHEAD]





                                January 24, 1995




Food 4 Less Supermarkets, Inc.
Alpha Beta Company
Bay Area Warehouse Stores, Inc.
Bell Markets, Inc.
Cala Co.
Cala Foods, Inc.
Food 4 Less of California, Inc.
Food 4 Less GM, Inc.
Food 4 Less Merchandising, Inc.
Food 4 Less of Southern California, Inc.
777 South Harbor Boulevard
La Habra, California 90631

                 Re:      FOOD 4 LESS SUPERMARKETS, INC.
                          REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 33-56451)
                          -----------------------------------------------------

Gentlemen:

                 At your request, we have examined the Registration Statement on Form S-4 (File No. 33-56451) (the "Registration Statement") of Food 4 Less Supermarkets, Inc. ("Food 4 Less"), which you have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (i) up to $175 million principal amount of Senior Notes due 2004 (the "New F4L Senior Notes") to be issued in exchange for Food 4 Less' issued and outstanding 10.45% Senior Notes due 2000 (the "Old F4L Senior Notes"), (ii) up to $145 million principal amount of 13.75% Senior Subordinated Notes due 2005 (the "New F4L Senior Subordinated Notes" and collectively with the New F4L Senior Notes, the "New Notes") to be issued in exchange for Food 4 Less' issued and outstanding 13.75% Senior Subordinated Notes due 2001 (the "Old F4L Senior Subordinated Notes"), (iii) guarantees of the New Notes (the "Guarantees") by Alpha Beta Company, a California corporation; Bay Area Warehouse Stores, Inc., a California corporation; Bell Markets, Inc., a California corporation; Cala Co., a Delaware corporation; Cala Foods, Inc., a California corporation; Food 4 Less of California, Inc., a California corporation; Food 4 Less GM, Inc. a California corporation; Food 4 Less Merchandising, Inc., a California corporation; and Food 4 Less of Southern California, Inc., a Delaware corporation (collectively, the "Guarantors"), and
(iv) the Old F4L Senior Notes, as amended, that are not exchanged for New F4L Senior Notes (the "Amended Senior Notes") and the Old F4L Senior





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Food 4 Less Supermarkets, Inc.
January 24, 1995
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Subordinated Notes, as amended, that are not exchanged for New F4L Senior
Subordinated Notes due 2005 (the "Amended Subordinated Notes," and together with the Amended Senior Notes, the "Amended Notes").

                 We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the New Notes, the Amended Notes, the Guarantees, the indentures pursuant to which the New Notes and the Guarantees are to be issued and the indentures governing the Amended Notes. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. Capitalized terms used herein without definition have the meaning given to them in the Registration Statement.

                 We are opining herein as to the effect on the subject transaction only of the federal securities laws of the United States, the internal laws of the States of New York and California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

                 Based upon the foregoing, we are of the opinion that, upon the execution of the New Indenture and the authentication and delivery of the New RGC Notes and the issuance thereof in the manner described in the Registration Statement, the New Notes and the Amended Notes will be legally valid and binding obligations of the Company and the Guarantees will be legally valid and binding obligations of the Guarantors, except in each case as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

                 We consent to your filing this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               LATHAM & WATKINS